Exhibit 15

January 18, 2005

Idaho Power Company
Boise, Idaho

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Idaho Power Company and subsidiary for the three-month periods ended March 31, 2004 and 2003, and have issued our report dated May 5, 2004, for the three-month and six-month periods ended June 30, 2004 and 2003, and have issued our report dated August 4, 2004, and for the three-month and nine-month periods ended September 30, 2004 and 2003, and have issued our report dated November 3, 2004.  As indicated in such reports; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho